June 3, 2013
Scott Bailey
Dear Scott:
On April 16, 2012, the Board granted you an option to purchase 100,000 shares of the Company’s common stock with an exercise price equal to $7.10 per share (the “Option”). The Option is subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. 25% of the Option shares vest on April 1, 2014 and the balance vest in equal monthly installments over the next 36 months of continuous service thereafter, subject to your continued service on such dates, as described in the applicable Stock Option Agreement. As of the date of this letter, none of the Option shares are vested.
By signing below, you agree to the cancellation of 45,000 shares subject to the Option in exchange for the stock option granted to you on May 16, 2013. The Option will remain outstanding with respect to the remaining 55,000 shares that were not cancelled, and will otherwise remain subject to the same terms and conditions as are set forth in the applicable Stock Option Agreement, including the vesting schedule. By signing this agreement, you agree that you have no further rights to the 45,000 shares with respect to which the Option is cancelled.
By signing below, you agree that you have been advised to seek independent legal and tax advice in connection with the matters addressed herein and shall bear all and any consequences arising from or in connection with such matters, including any tax implications.
Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to me.
Very truly yours,

Ronald Frankel,
President and CEO
ACCEPTED AND AGREED TO:
/s/ Scott A. Bailey
Scott Bailey
6/25/13
Date